Exhibit 10.3

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 5, 2010 with an effective date of September 30, 2010 by and among ALBANY MOLECULAR RESEARCH, INC. (the “Borrower”), BANK OF AMERICA, N.A., in its capacity as Lender and Administrative Agent (each as hereinafter defined), JPMORGAN CHASE BANK, N.A. as Lender and RBS CITIZENS, NATIONAL ASSOCIATION, as Lender (collectively, the “Lenders”).

WHEREAS, the Borrower, the Administrative Agent and the Lenders are parties to a certain credit agreement dated as of February 12, 2003, as amended by a first amendment to credit agreement dated August 10, 2004, as amended by a second amendment to credit agreement dated June 30, 2005, as amended by a third amendment to credit agreement dated February 23, 2006, as amended by a fourth amendment to credit agreement dated February 1, 2007 and as amended by a fifth amendment to credit agreement dated as of June 26, 2008 (as amended, the “Credit Agreement”)(all capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement); and

WHEREAS, the parties desire to modify the Credit Agreement in the manner hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby being acknowledged, the parties hereto agree as follows:

1.           The following definitions set forth in Section 1.01 of Article I of the Credit Agreement are hereby amended and restated in their entirety and shall read as follows:

“EBITDA” means, for any period, EBIT for such period, plus the sum (without duplication) of the amounts for such period included in determining EBIT of (i) depreciation expense, (ii) amortization expense, (iii), non-cash charges associated with the Borrower’s executive compensation/options program, (iv) an amount not in excess of $5,000,000 relating to miscellaneous non-cash charges, (v) an amount not in excess of $27,000,000 relating to non-cash charges associated with general intangibles, (vi) an amount not in excess of $9,600,000 relating to the non-cash charge for the Borregaard arbitration judgement (the “Judgement”); and (vii) $2,182,000 related to lease termination charges recorded in May 2010 related to closing one of its Rensselaer, New York laboratory (C-Wing) facilities, minus the sum (without duplication) of the following amounts for such period (X) $40,000 per month for the trailing 12 months through and including the 12 month period ending November 30, 2014, and for each subsequent trailing 12 month period, such amount shall be reduced by $40,000 each month until such amount is $0, (Y) cash payments, if any, made as payment of any part of the Judgement that are not part of the normal supply costs and which are already included in Borrower’s Cost of Contract Revenue and any Escrow Amount, if any, and (Z) non-cash gains, including for the elimination of doubt, the reversal of the charge related to the Judgement.  For the purpose of this definition “Escrow Amount” shall mean the any money placed in an escrow account (or similarly treated) by Borrower in connection with any potential settlement, renegotiation or other resolution of the Judgement.  All definitions and calculations used in this definition are to be in accordance with GAAP unless otherwise defined herein.

2.           New Subsection 6.12(e) is hereby added to Article VI of the Credit Agreement and shall read as follows:

“(e)           Permit the EBITDA to be less than $9,000,000.00 as of the close of each Fiscal Quarter of the Borrower based upon the most recent four Fiscal Quarters.”

3.           As consideration for the execution and delivery of this Amendment by the Administrative Agent and some or all of the Lenders, upon the execution and delivery of this Amendment by the Borrower, the Borrower shall pay to the Administrative Agent a renewal fee equal to $15,000.00 for each Lender that has executed this Amendment on or prior to 3:00 p.m. EST on November 5, 2010.  Such fees collected shall be distributed by the Administrative Agent to those Lenders that have timely executed this Amendment as provided for and in accordance with the prior sentence.

4.           The Borrower hereby represents and warrants as follows:

(i) The execution, delivery and performance of this Amendment has been authorized by all necessary corporate action on behalf of the Borrower and when executed and delivered, this Amendment will constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(ii) No event has occurred which by itself or with the giving of notice or the passage of time or both would constitute an Event of Default.

All representations and warranties set forth in Article III of the Credit Agreement are hereby restated and confirmed as of the date hereof.

5.           This Amendment shall be governed exclusively by, and construed exclusively under, the laws of the State of New York.

6.           This Amendment may be executed in several counterparts, each of which shall constitute an original but when taken together shall constitute but one instrument.

7.           This Amendment, and the terms and conditions contained herein, shall become effective upon receipt by the Agent of (i) this Amendment, duly executed and delivered by the Borrower and the requisite Lenders and (ii) the renewal fees as provided herein.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

ALBANY MOLECULAR RESEARCH, INC.

BY:	/s/ Mark T. Frost
NAME:	Mark T. Frost
TITLE:	Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent and as Lender

BY:	/s/ Linda Alto
NAME:	Linda Alto
TITLE:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

BY:	/s/ Kristin Sands
NAME:	Kristin Sands
TITLE:	Underwriter II

RBS CITIZENS, NATIONAL ASSOCIATION

BY:	/s/ R. Scott Haskell
NAME:	R. Scott Haskell
TITLE:	Senior Vice President